Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements of ResMed Inc. on  Form S-8 (No. 333-08013, 333-88231, 333-115048, 333-140350, 333-140351, 333-156065, 333-164527, 333-167183, 333-181317, 333-186386, 333-194225 and 333-224537) of our report dated April 3, 2018 except for the matters discussed in Note 9 as to which the date is January 28, 2019, relating to the consolidated financial statements of MatrixCare Holdings, Inc. and Subsidiaries, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Minneapolis, Minnesota

January 28, 2019